Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (Nos. 333-126329, 333-122509, 333-103046, 333-72479, and 333-180361) of our reports dated December 14, 2015, relating to the consolidated financial statements, the effectiveness of internal control over financial reporting and schedules of Landauer, Inc. appearing in the Company’s Annual Report on Form 10-K for the year ended September 30, 2015.  Our report on the effectiveness of internal control over financial reporting expressed an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of September 30, 2015.

/s/ BDO USA, LLP

Chicago, Illinois

June 8, 2016